Exhibit 6.2

AGREEMENT

PURCHASE AND SALE OF SERIES A PREFERRED STOCK

T Stamp Inc. (“the Company”)

1.1       SALE AND ISSUANCE OF SERIES A PREFERRED STOCK.

1.1.1     Subject to the terms and conditions of this Agreement, the undersigned investor (“Purchaser”) agrees to purchase, and the Company agrees to sell and issue to Purchaser shares of Series A Preferred Stock of the Company (“Series A Preferred Stock”) in the number and at the price per share as set forth on the signature page hereto, as such number and price per share may be further modified under the terms of this Agreement.

1.1.2    Payment for the Series A Preferred Stock shall be received by the Company from Purchaser by ACH electronic transfer, wire transfer of immediately available funds, or other means approved by the Company.

1.2       Closing; Delivery.

1.2.1    The purchase and sale of the shares of Series A Preferred Stock shall take place remotely upon the electronic exchange of signed documents on the Agreement Date as defined below.

2.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY.   The Company hereby represents and warrants to Purchaser that the following representations are true and complete as of the Agreement Date, except as otherwise indicated:

2.1       Organization, Good Standing, Corporate Power and Qualification.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and corporate authority required (a) to carry on its business as presently conducted and as presently proposed to be conducted and (b) to execute, deliver and perform its obligations under this Agreement. The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the failure to so qualify or be in good standing would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

2.2       Capitalization.

2.2.1     The capital of the Company consists, immediately prior to the Agreement Date of the issued and committed common stock as set out in the capitalization table at EXHIBIT A hereto (the “Capitalization Table”).

2.2.2     Other than as set out in the Capitalization Table, as of the Agreement Date, there are no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any shares of Common Stock, or Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock, except for any conversion privileges or other securities and rights with respect to the Series A Preferred Stock as set forth within this Agreement.

2.3       Authorization. All corporate action has been taken, or will be taken, on the part of the Board and stockholders that is necessary for the authorization, execution and delivery of this Agreement by the Company and the performance by the Company of the obligations to be performed by the Company as of the date hereof under this Agreement. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4       Valid Issuance of Shares. The shares of Series A Preferred Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than those restrictions on transfer under (a) this Agreement, (b) applicable state and federal securities laws, and (c) liens or encumbrances created by or imposed by a Purchaser solely under this Agreement. Based in part on the accuracy of the representations of Purchaser in Section 3 of this Agreement and subject to filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, the offer, sale and issuance of the shares of Series A Preferred Stock to be issued pursuant to and in conformity with the terms of this Agreement and the issuance of the Common Stock, if any, to be issued upon conversion thereof for no additional consideration and pursuant to Company bylaws that will be amended to provide therefor by the Company contemporaneous with this Agreement (the “ Restated Charter”), will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the shares of Series A Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Charter, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this (i) Agreement, (ii) applicable federal and state securities laws, and (iii) liens or encumbrances created by or imposed by a Purchaser solely under this Agreement. Based in part upon the representations of Purchaser in Section 3 of this Agreement, and subject to filings pursuant to Regulation D of the Securities Act and applicable state securities laws, the Common Stock issuable upon conversion of the shares of Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws.

2.5      Litigation. There is no pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body or, to the Company’s knowledge, currently threatened in writing (a) against the Company or (b) against any consultant, officer, director or key employee of the Company arising out of his or her consulting, employment or board relationship with the Company or that could otherwise materially impact the Company.

2.6       Intellectual Property. The Company owns or possesses sufficient legal rights to all Intellectual Property (as defined below) that is necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted (the “Company Intellectual Property”) without any violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement known to the Company) of the rights of others. No product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any rights to any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes (collectively, “Intellectual Property”) of any other party, except that with respect to third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications the foregoing representation is made to the Company’s knowledge only. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance or shared ownership interest of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person. The Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the Intellectual Property of any other person.

2.7      Employee and Consultant Matters. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to Purchaser or delivered to the counsel for Purchaser. No current or former employee or consultant has excluded any work or invention from his or her assignment of inventions. To the Company’s knowledge, no such employees or consultants are in violation thereof. To the Company’s knowledge, none of its employees is obligated under any judgment, decree, contract, covenant or agreement that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business.

2.8       Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of the Company’s bylaws or any other Company documents or agreements concerning Company governance, (b) of any judgment, order, writ or decree of any court or governmental entity, (c) under any agreement, instrument, contract, lease, note, indenture, mortgage or purchase order to which it is a party that is required to be listed on the Disclosure Schedule, or, (d) to its knowledge, of any provision of federal or state statute, rule or regulation materially applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or default, or constitute, with or without the passage of time and giving of notice, either (i) a default under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.9       Title to Property and Assets. The Company owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material properties and assets of the Company. With respect to the property and assets it leases, the Company is in material compliance with each such lease.

3.         REPRESENTATIONS AND WARRANTIES AND COVENANTS OF PURCHASER. Purchaser hereby represents and warrants to the Company, as follows:

3.1       Authorization. Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Purchaser, will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with their terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) the effect of rules of law governing the availability of equitable remedies.

3.2       Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the shares of Series A Preferred Stock to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of Series A Preferred Stock. Purchaser has not been formed for the specific purpose of acquiring the shares of Series A Preferred Stock.

3.3      Disclosure of Information. Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the shares of Series A Preferred Stock with the Company’s management. Nothing in this Section, including the foregoing sentence, limits or modifies the representations and warranties of the Company in this Agreement or the right of Purchaser to rely thereon.

3.4       Restricted Securities. Purchaser understands that the shares of Series A Preferred Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the shares of Series A Preferred Stock are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Purchaser must hold the shares of Series A Preferred Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify for resale the shares of Series A Preferred Stock or the Common Stock into which such shares may be converted under the terms of this Agreement. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, (a) the time and manner of sale, (b) the holding period for the shares of Series A Preferred Stock, and (c) other requirements relating to the Company which are outside of Purchaser’s control and which the Company is under no obligation and may not be able to satisfy.

3.5       No Public Market. Purchaser understands that no public market now exists for the shares of Series A Preferred Stock and that the Company has made no assurances that a public market will ever exist for the shares of Series A Preferred Stock.

3.6       Legends. Purchaser understands that the shares of Series A Preferred Stock and any securities issued in respect of or exchange for the shares of Series A Preferred Stock, may bear any one or more of the following legends: (a) any legend set forth in, or required by, this Agreement; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the shares of Series A Preferred Stock represented by the certificate so legended; and (c) the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

3.7       Accredited and Sophisticated Purchaser. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Purchaser is an investor in securities of companies in the development stage and acknowledges that Purchaser is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters and is capable of evaluating the merits and risks of the investment in the shares of Series A Preferred Stock. Purchaser also represents it has not been organized for the purpose of acquiring the shares of Series A Preferred Stock.

4.         COVENANTS OF THE COMPANY.

4.1       Information Rights.

4.1.1    Basic Financial Information. The Company shall furnish to Purchaser (1) annual unaudited financial statements for each fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices (with the exception that explanatory notes to the financial statements may be omitted); and (2) quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal quarter, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices (with the exception that explanatory notes to the financial statements may be omitted), subject to changes resulting from normal year-end audit adjustments. If the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions.

4.1.2     Confidentiality. Anything in this Agreement to the contrary notwithstanding, Purchaser shall not by reason of this Agreement have access to any trade secrets or confidential information of the Company. The Company shall not be required to comply with any information rights of any Purchaser whom the Company reasonably determines to be a competitor or an officer, employee, director, or holder of ten percent (10%) or more of a competitor. Purchaser shall keep confidential and shall not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement other than to any of Purchaser’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring Purchaser’s investment in the Company.

4.1.3     Inspection Rights. The Company shall permit Purchaser to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by Purchaser.

4.2      Additional Rights and Obligations. The initial terms governing the shares of Series A Preferred Stock acquired by Purchaser under this Agreement (including, but not limited to, price per share, liquidation preference, conversion into Common Stock, voting rights, participation rights, and board of directors election rights) are set forth in the SI Securities, LLC Terms for Private Placement of Preferred Stock (the “Term Sheet”) that is attached as Exhibit B to this Agreement. If the Company issues securities in its next equity financing after the date hereof (the “Next Financing,” which for the avoidance of doubt includes all further issuances of Series A Preferred Stock to other potential purchasers after the Agreement Date) that (a) have rights, preferences or privileges that are more favorable than the Term Sheet’s terms of the shares of Series A Preferred Stock sold to Purchaser under this Agreement (e.g., pricebased anti-dilution protection or a lower per share purchase price), or (b) provide all such future investors other contractual terms such as registration rights, the Company shall provide substantially equivalent rights to Purchaser with respect to its shares of Series A Preferred Stock (with appropriate adjustment for economic terms or other contractual rights, including, for example, an increase to the number of shares of Series A Preferred Stock issued to Purchaser under this Agreement if there are any sales of the Series A Preferred Stock for a lower price per share than is reflected on the signature page to this Agreement), subject to Purchaser’s execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing (such documents, the “Next Financing Documents”). Notwithstanding anything herein to the contrary, but subject to the Purchaser’s but not Company’s approval protections under Section 7.7, upon the execution and delivery of the Next Financing Documents by purchasers holding a majority of the thenoutstanding shares of Series A Preferred Stock held by all purchasers, this Agreement (excluding any then-existing and outstanding obligations) shall be amended and restated by and into such Next Financing Documents and shall be terminated and of no further force or effect.

4.3      Reservation of Common Stock. The Company shall at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series A Preferred Stock, all Common Stock issuable from time to time upon conversion of that number of shares of Series A Preferred Stock equal to the Total Shares Authorized for Sale, regardless of whether or not all such shares have been issued at such time.

5.         RESTRICTIONS ON TRANSFER; DRAG ALONG.

5.1       Limitations on Disposition. Each person owning of record shares of Common Stock of the Company issued or issuable pursuant to the conversion of the shares of Series A Preferred Stock and any shares of Common Stock of the Company issued as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof (collectively, the “Securities”) or any assignee of record of Securities (each such person, a “Holder”) shall not make any disposition of all or any portion of any Securities unless:

(a)        there is then in effect a registration statement under the Securities Act, covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)       such Holder has notified the Company of the proposed disposition and has furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of Sections 5.1(a) and (b), no such registration statement or opinion of counsel will be required: (i) for any transfer of any Securities in compliance with the Securities and Exchange Commission’s Rule 144 or Rule 144A, or (ii) for any transfer of any Securities by a Holder that is a partnership, limited liability company, a corporation, or a venture capital fund to (A) a partner of such partnership, a member of such limited liability company, or stockholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, any affiliated investment fund of such Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member, or stockholder, or (iii) for the transfer without additional consideration or at no greater than cost by gift, will, or intestate succession by any Holder to the Holder’s spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that, in the case of clauses (ii) and (iii), the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Purchaser under this Agreement.

5.2       “Drag Along Right. If a Deemed Liquidation Event (as defined in the Restated Charter) is approved by each of (i) the holders of a majority of the shares of Common Stock thenoutstanding (other than those issued or issuable upon conversion of the shares of Series A Preferred Stock), (ii) the holders of a majority of the shares of Common Stock then issued or issuable upon conversion of the shares of Series A Preferred Stock thenoutstanding and (iii) the Board, then each Stockholder shall vote (in person, by proxy or by action by written consent, as applicable) all shares of capital stock of the Company now or hereafter directly or indirectly owned of record or beneficially by such Stockholder (collectively, the “Shares”) in favor of, and adopt, such Deemed Liquidation Event and to execute and deliver all related documentation and take such other action in support of the Deemed Liquidation Event as may reasonably be requested by the Company to carry out the terms and provision of this Section 5.2, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents. The obligation of any party to take the actions required by this Section 5.2 will not apply to a Deemed Liquidation Event if the other party involved in such Deemed Liquidation Event is an affiliate or stockholder of the Company holding more than 10% of the voting power of the Company. “Stockholder” means each Holder and any transferee thereof.

5.3      Exceptions to Drag Along Right. Notwithstanding the foregoing, a Stockholder need not comply with Section 5.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)        any representations and warranties to be made by the Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares the Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and, (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law, or judgment, order, or decree of any court or governmental agency;

(b)        the Stockholder will not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties, and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders);

(c)        the liability for indemnification, if any, of the Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties, and covenants provided by all stockholders), and except as required to satisfy the liquidation preference of the Series A Preferred Stock, if any, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

(d)        liability will be limited to the Stockholder's applicable share (determined based on the respective proceeds payable to each Stockholder in connection with the Proposed Sale in accordance with the provisions of the Restated Charter) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to the Stockholder in connection with the Proposed Sale, except with respect to claims related to fraud by the Stockholder, the liability for which need not be limited as to the Stockholder;

(e)        upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their Shares of such class or series as is received by other holders in respect of their Shares of such same class or series of stock unless the holders of at least a majority of Series A Preferred Stock elect otherwise, (ii) each holder of a series of Series A Preferred Stock will receive the same amount of consideration per share of such series of Series A Preferred Stock as is received by other holders in respect of their Shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their Shares of Common Stock, and (iv) unless the holders of at least a majority of the Series A Preferred Stock elect to receive a lesser amount, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Restated Charter in effect immediately prior to the Proposed Sale.

6.         PARTICIPATION RIGHT.

6.1       General. Purchaser has the right of first refusal to purchase Purchaser’s Pro Rata Share of any New Securities (as defined below) that the Company may from time to time issue after the date of this Agreement, provided, however, Purchaser will have no right to purchase any such New Securities if Purchaser cannot demonstrate to the Company’s reasonable satisfaction that Purchaser is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act. Purchaser’s “Pro Rata Share” means the ratio of (a) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock owned by Purchaser, to (b) the Fully Diluted Share Number.

6.2      New Securities. “New Securities” means any Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or Preferred Stock; provided, however, that “New Securities” does not include: (a) shares of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company outstanding as of the Agreement Date and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (d) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the Agreement Date to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; (e) shares of the Company’s Series A Preferred Stock issued pursuant to this Agreement; (f) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board; and (g) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

6.3      Procedures. If the Company proposes to undertake an issuance of New Securities, it shall give notice to Purchaser of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue the New Securities. Purchaser will have (10) days from the date of notice to agree in writing to purchase such Purchaser’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Purchaser’s Pro Rata Share).

6.4       Failure to Exercise. If Purchaser fails to exercise in full the right of first refusal within the 10day period, the Company will have one hundred twenty (120) days thereafter to sell the New Securities with respect to which Purchaser’s rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to Purchaser. If the Company has not issued and sold the New Securities within the 120day period, then the Company shall not thereafter issue or sell any New Securities without again first offering those New Securities to Purchaser pursuant to this Section 6.

7.         GENERAL PROVISIONS.

7.1       Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No Stockholder may transfer Shares unless each transferee agrees to be bound by the terms of this Agreement.

7.2       Governing Law. This Agreement is governed by the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of choice of law.

7.3       Counterparts; Facsimile or Electronic Signature. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.4       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5       Notices. All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications must be sent to the respective parties at their address as set forth on the signature page, or to such address, facsimile number or electronic mail address as subsequently modified by written notice given in accordance with this Section 7.5.

7.6       Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which the party may be entitled. Each party shall pay all costs and expenses it incurs with respect to the negotiation, execution, delivery, and performance of this Agreement.

7.7       Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Purchaser.

7.8       Severability. The invalidity or unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provision.

7.9       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, are cumulative and not alternative.

7.10     Dispute Resolution. Each party (a) hereby irrevocably and unconditionally submits to the personal jurisdiction of the State of Georgia (the “Dispute Resolution Jurisdiction”) for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement; (b) shall not commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Dispute Resolution Jurisdiction; and (c) hereby waives, and shall not assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the personal jurisdiction of the Dispute Resolution Jurisdiction, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, or the subject matter hereof and thereof may not be enforced in or by the Dispute Resolution Jurisdiction.

7.11    Subscription Procedure. Purchaser’s authorized signatory, by providing his or her name, and subscription Amount, has signed this Agreement electronically and agrees that his or her electronic signature is the legal equivalent of his or her manual signature on this Agreement. By confirming, Purchaser consents to be legally bound by this Agreement’s terms and conditions.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of September 27, 2019 (the “Agreement Date”).

PURCHASER: FSH Capital, LLC

By:

Sally R. Hanna, Manager

Address:	Five Concourse Parkway, Suite 200

Atlanta, Georgia 30328

Purchase Price:	$700,000.00

Price per Share:	$17,841.97

Number of Shares:	39.2333 (subject to a proposed stock-split)

COMPANY: T Stamp Inc.

DocuSigned by:

By:

Andrew Gowasack, President

Address:	ATDC

75 5th St NW, Suite 2290

Atlanta, Georgia 30308

EXHIBIT A

CAPITALIZATION TABLE

Issued Stock		Committed - Not Issued
* Held via T Stamp LLC
FSH Capital LLC*	175.0	SAFE / Convertible Notes:
Gowasack*	151.0	Emergent Technology Holdings SAFE	310.3
Genner*	129.0	630 Cybersecurity Note	53.6
Valdes*	22.0	10Clouds SAFE	83.9
Lambert*	11.5	Malartu Fund (LLC)	15.9
Lindenau*	11.5
		Shares Underlying Options & Grants:
Emergent Technology	420.6	Interactive Global Solutions	5.3
FSH Capital LLC	83.0	Norman Poh 2019 Options	4.2
D. Story	44.0	Norman Poh 2019 Grants	4.2
William A. McClintock	6.0	John Bridge 2019 Grants	3.9
Michael R Battersby	6.0
Cooden Investments	10.0	Shares Underlying Warrants:
Limited		Synchrony A	50.0
S. Francis	22.0
A. Valdes	22.0	Synchrony B	109.5
A. Brice	5.0	Emergent Technology Warrants	50.0
Normal Poh	2.6	Founder's Space (LLC)	4.8
		630 Cybersecurity Accelerator	26.3
G. Cummings	6.5	Warrants
W.P. Roe	3.5	Total Committed Not issued	721.9
Sunflower Employees	5.0
Employee Stock Program	200.0
QC Fintech	50.0
Ferceptive LLC	10.0
Sergio Joseph Pausa	5.0
Total issued	1401.2

EXHIBIT B

SI Securities, LLC

Terms for Private Placement of Preferred Stock

(Attached.)

SI SECURITIES, LLC

TERMS FOR PRIVATE PLACEMENT OF PREFERRED STOCK

THIS TERM SHEET (the “Term Sheet”) is entered into as of September 18th, 2019 (the “Effective Date”) by and among T Stamp, Inc. (the “Company”) and SI Securities, LLC (“SI Securities”, and together with Company, the “Parties”).

WHEREAS, the Parties entered into that certain Issuer Agreement (the “Agreement”) dated September 17th, 2019 regarding Company’s proposed Offering of Securities.

WHEREAS, the Parties now wish to memorialize the agreed upon terms with respect to Company’s Offering of Series A Preferred Stock (the “Principal Terms”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows to the following Principal Terms:

SERIES A PREFERRED STOCK TERM SHEET

Securities Issued:	Shares of Series A Preferred Stock of Company (the “Securities”).

Purchasers:	Prospects identified by SI Securities, LLC (the “Purchasers”).

Offering Amount:	$7,000,000

Allocation Amount:	$5,000,000 of Securities shall be made available for sale to Purchasers.

Escrow Minimum:	$1,300,000 raised in the Offering.

Price Per Share:	A price per share (the “Original Issue Price”), based on a fully-diluted pre-money valuation of $25,000,000 divided by the fully-diluted capitalization of the Company prior to the Offering, and subject to adjustment in accordance with any future stock split. For the avoidance of doubt, the fully-diluted capitalization of the Company shall include the conversion or exercise of any outstanding SAFEs, convertible notes, warrants, and options, as well as a pool of unallocated options issuable post- financing.

Liquidation Preference:	One times the Original Issue Price plus declared but unpaid dividends on each share of the Securities, with the balance of proceeds to be paid to holders of preferred stock issued by the Company prior to the issuance of the Securities, if applicable, and common stock holders. A merger, reorganization or similar transaction will be treated as a liquidation.

Conversion:	Convertible into one share of common stock (subject to proportional adjustments for stock splits, stock dividends and the like) at any time at the option of the holder. Automatically convertible upon a firm commitment public offering or a direct listing on a national stock exchange at a minimum price to be mutually determined by the Company and SI Securities, subject to any future stock split.

Voting Rights:	Votes together with the common stock on all matters on an as-converted basis. Approval of a majority of the Securities shall be required to (i) adversely change rights of the Securities; (ii) change the authorized number of shares; (iii) authorize a new series of preferred stock having rights senior to or on parity with the Securities; (iv) redeem or repurchase any shares (other than pursuant to employee or consultant agreements); and (v) liquidate or dissolve, including any change of control.

Financial Information:	Purchasers who have invested at least $50,000 (“Major Purchasers”) will receive standard information and inspection rights.

Participation Right:	Purchasers will have the right to participate on a pro rata basis in subsequent issuances of equity securities.

Board of Directors:	At least one independent director elected by holders of a majority of the common stock and preferred stock, voting together as a single class.

Future Rights:	The Securities will be given the same rights as the next series of preferred stock (with appropriate adjustments for economic terms).

Drag-Along:	If a liquidation event (including any change of control) is approved by each of (i) the holders of a majority of the shares of Common Stock then-outstanding (other than those issued or issuable upon conversion of the shares of Series A Preferred Stock), (ii) the holders of a majority of the shares of Common Stock then issued or issuable upon conversion of the shares of Series A Preferred Stock then-outstanding and (iii) the Board, then each shareholder shall vote (in person, by proxy or by action by written consent, as applicable) all shares of capital stock of the Company now or hereafter directly or indirectly owned of record or beneficially by such shareholder in favor of, and adopt, such liquidation event.

Amendments:	This Term Sheet may not be amended, modified or supplemented except by a written agreement executed by all Parties. No breach of any provision of this Term Sheet can be waived unless done so in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Term Sheet.

Governing Law:	This Term Sheet shall be governed by and construed in accordance with the laws of New York and the federal laws of the United States of America. The Parties each hereby consent and submit to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Term Sheet.

Entire Agreement:	This Term Sheet contains the entire understanding of the Parties to this Term Sheet with respect to the matters listed herein and supersedes all prior agreements and understandings among the Parties with respect to the matters listed herein.

Counterparts:	This Term Sheet may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the Parties hereto have executed this Term Sheet as of the date first above written.

T Stamp, Inc.

DocuSigned by:
By:
Gareth Genner
CEO

SI Securities, LLC

By:
Ryan Feit
CEO

3